(formerly MLM Holdings, Inc.)	Stephen M. Tuuk President and Chief Executive Officer 616.233.2363 / stuuk@ProfessionalsDirect.com

News Release

OTC Bulletin Board:	PFLD
For Release:	8:00 a.m.
Date:	October 8, 2002

PROFESSIONALS DIRECT INC. PURCHASES RENEWAL RIGHTS ON INTERLEX INSURANCE
COMPANY LEGAL PROFESSIONAL LIABILITY INSURANCE BUSINESS

Extends Market Presence in Missouri, Kansas and Florida

Grand Rapids, Michigan - Stephen M. Tuuk, President and Chief Executive Officer of Professionals Direct, Inc. ("Professionals Direct") announced that effective Thursday, October 3, 2002, Professionals Direct purchased the renewal rights on the directly sourced book of business of Interlex Insurance Company ("Interlex"). Interlex is located in Springfield, Missouri and writes lawyers professional liability insurance in Missouri, Kansas and Florida. Interlex is a subsidiary of FPIC Insurance Group, Inc. ("FPIC") Nasdaq Symbol: FPIC headquartered in Jacksonville, Florida.

Mr. Tuuk said, "We welcome the Interlex insureds to our coverages and programs. We have served lawyers since 1987 and look forward to providing stable market presence and cost effective products for Missouri, Kansas and Florida attorneys."

Professionals Direct plans to offer terms to Interlex insureds as their current policies expire. The Interlex insureds who bought directly from Interlex can obtain policies through the Lawyers Direct Program ("Lawyers Direct"), a national risk purchasing group formed by Professionals Direct to provide cost effective coverages and efficient service to solo practitioners and small law firms of two to five attorneys. In addition, Professionals Direct will work with selected agents of Interlex under separate appointments primarily for law firms of over six attorneys.

John R. Byers, President and Chief Executive officer of FPIC, commenting on the sale, stated, "This transaction is beneficial for all parties. It extends market presence for Professionals Direct, offers Interlex insureds an insurer dedicated to the legal profession and lends FPIC flexibility to continue to focus on its core medical professional liability insurance business."

Professionals Direct provides lawyers professional liability insurance and other insurance products to the legal profession. Professionals Direct is a holding company formed in 2001 through the demutualization of Michigan Lawyers Mutual Insurance Company. Its subsidiary, Professionals Direct Insurance Company, writes lawyers professional liability with treaty limits up to $5 million and facultative coverage for additional limits. Professionals Direct Insurance Company, is rated A- (Excellent) by A.M.Best. As a service provider, Professionals Direct Insurance Services sources coverages for law firms with certain other carriers. Professionals Direct is currently licensed to write lawyers professional liability insurance in 20 states and is licensed to provide services in 31 states.

FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of professional liability insurance for physicians, dentists and other healthcare providers primarily in Florida and Missouri. In addition, the Company provides reciprocal management and administrative services to Physicians' Reciprocal Insurers, the second largest medical professional liability insurance carrier in the state of New York, and third party administration services both within and outside the healthcare industry. It's insurance subsidiaries, First Professionals Insurance Company, Inc., Anestheosiologists Professional Assurance Company, Intermed Insurance Company and Interlex Insurance Company, have an A- (Excellent) group rating from A.M. Best.

Additional information regarding the terms of Professionals Direct's purchase of renewal rights of the legal professional liability book of business of Interlex is available in Professionals Direct's Securities and Exchange Commission (SEC") Form 8-K filed with the SEC on October 8,2002.

For further information, please contact Stephen M. Tuuk, President and CEO at stuuk@professionalsdirect.com or at 616-233-2363.

Ottawa Avenue NW, Suite 607 / Grand Rapids, MI 49503-2720 / p.1.800.558.6688 / f.616.456.6875 / e.info@ProfessionalsDirect.com